As filed with the Securities and Exchange Commission on October 28, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
QCR Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	42-1397595 (IRS Employer Identification Number)
3551 7th Street
Moline, Illinois 61265
(309) 736-3580
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive
Offices)
Todd A. Gipple
President, Chief Operating Office and Chief Financial Officer
3551 7th Street
Moline, Illinois 61265
(309) 736-3580
(Name, Address, Including Zip Code, and
Telephone Number, Including Area Code, of
Agent for Service)
Copies to:
Abdul R. Mitha
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
(312) 984-3100
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 28, 2022
PROSPECTUS
Offer to Exchange
Up to $45,000,000 aggregate principal amount of
Fixed-to-Floating Rate Subordinated Notes due 2032
that have been registered under the Securities Act of 1933
for any and all outstanding unregistered
Fixed-to-Floating Rate Subordinated Notes due 2032

The exchange offer will expire at 11:59 p.m., New York City time, on           , 2022, unless extended.
We are offering to exchange Fixed-to-Floating Rate Subordinated Notes due 2032 that have been registered under the Securities Act of 1933, as amended (“Securities Act”), which we refer to in this prospectus as the “New Notes,” for any and all of our outstanding unregistered Fixed-to-Floating Rate Subordinated Notes due 2032 that we issued in a private placement on August 18, 2022, which we refer to in this prospectus as the “Old Notes.” We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under a registration rights agreement that we entered into with the purchasers of the Old Notes in connection with our issuance of the Old Notes to those purchasers.
We will not receive any cash proceeds from this exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in this exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition, but is subject to certain customary conditions.
Upon expiration of the exchange offer, all Old Notes that have been validly tendered and not withdrawn will be exchanged for an equal principal amount of New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes and do not have the right to additional interest under the circumstances described in that registration rights agreement relating to our fulfillment of our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.
There is no existing public market for the Old Notes or the New Notes, and we do not expect any public market to develop in the future for either the Old Notes or the New Notes. The Old Notes are not listed on any national securities exchange or quotation system, and we do not intend to list the New Notes on any national securities exchange or quotation system.
You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution.”
Investing in our securities involves certain risks. See “Risk Factors” beginning on page 8, as well as the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022 and in the other reports filed by us with the Securities and Exchange Commission and incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.
The date of this prospectus is           , 2022.

ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.
We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making this exchange offer in any jurisdiction where the exchange offer is not permitted.
You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying exchange offer transmittal documents filed by us with the SEC. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information. Our business, financial condition, results of operations and prospects may have changed since that date.
You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.
Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have agreed in the letter of transmittal to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus for use in connection with any such resale. See “Plan of Distribution.”

i

References in this prospectus to “QCR,” the “Company,” “we,” “us,” “our,” or similar references refer to QCR Holdings, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated. References in this prospectus to the “Banks” refer to the following wholly-owned bank subsidiaries of the Company: (a) Quad City Bank & Trust Company, an Iowa state-chartered bank; (b) Cedar Rapids Bank & Trust Company, an Iowa state-chartered bank; (c) Community State Bank, an Iowa state-chartered bank; and (d) Guaranty Bank, a Missouri state-chartered bank.
This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to:
QCR Holdings, Inc.
Attention: Deborah M. Neyens, General Counsel and Corporate Secretary
500 First Avenue NE
Cedar Rapids, Iowa 52401
Telephone: (319) 551-9630
E-mail: dneyens@qcrh.com
To ensure timely delivery of any requested information, holders of Old Notes must make any request no later than           , 2022, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and file with the SEC Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. Our SEC filings are available to the public without charge from the SEC’s web site at www.sec.gov or on our website at www.qcrh.com. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to QCR Holdings, Inc., 500 First Avenue NE, Cedar Rapids, Iowa 52401, Attention: General Counsel and Corporate Secretary, telephone: (319) 551-9630.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, except to the extent that any information in such filings, including subsequent filings, is deemed “furnished” but not “filed” in accordance with SEC rules:
(1)
our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022 (including portions of our Definitive Proxy Statement for our 2022 Annual Meeting of Stockholders filed with the SEC on April 8, 2022, to the extent specifically incorporated by reference in such Form 10-K);

(2)
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 9, 2022, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 8, 2022; and

(3)
our Current Reports on Form 8-K filed with the SEC on each of February 18, 2022, March 22, 2022, March 23, 2022, April 1, 2022, May 19, 2022, May 23, 2022, August 18, 2022 and August 19, 2022.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the later of (i) the termination or completion of the exchange offer and (ii) the termination of the period of time described under “Plan of Distribution” during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the New Notes.
Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.
You may obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC through the SEC’s Internet site at http://www.sec.gov. You also may obtain these documents from us without charge by visiting our website at www.qcrh.com or by requesting them in writing, by e-mail or by telephone from us at the following address:
QCR Holdings, Inc.
Attention: Deborah M. Neyens, General Counsel and Corporate Secretary
500 First Avenue NE
Cedar Rapids, Iowa 52401
Telephone: (319) 551-9630
E-mail: dneyens@qcrh.com
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any related prospectus supplement and the documents we incorporate by reference or that are deemed incorporated by reference into this prospectus and any related prospectus supplement, and any other written or oral statements made by us from time to time may contain forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely,” or other similar expressions. Additionally, all statements in this prospectus, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.
The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:
(1)
The strength of the local, state, and national and international economies (including effects of inflationary pressures and supply chain constraints).

(2)
The economic impact of any future terrorist threats and attacks, widespread disease or pandemics (including the COVID-19 pandemic in the United States), acts of war or threats thereof and other adverse external events that could cause economic deterioration or instability in credit markets, and the response of the local, state and national governments to any such adverse external events.

(3)
Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies, the FASB, the SEC or the PCAOB.

(4)
Changes in state and federal laws, regulations and governmental policies concerning the Company’s general business.

(5)
Changes in the interest rates and prepayment rates of the Company’s assets (including the impact of LIBOR phase-out).

(6)
Increased competition in the financial services sector and the inability to attract new customers.

(7)
Changes in technology and the ability to develop and maintain secure and reliable electronic systems.

(8)
Unexpected results of acquisitions which may include failure to realize the anticipated benefits of acquisitions and the possibility that transaction costs may be greater than anticipated.

(9)
The loss of key executives or employees.

(10)
Changes in consumer spending.

(11)
Unexpected outcomes of existing or new litigation involving the Company.

(12)
The economic impact of exceptional weather occurrences such as tornadoes, floods and blizzards.

(13)
The ability of the Company to manage the risks associated with the foregoing as well as anticipated.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a discussion of the factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries, see the “Risk Factors” sections included under Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and under Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022.

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SUMMARY
This summary highlights information contained elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to exchange your Old Notes for New Notes. You should read this prospectus carefully, including the “Risk Factors” sections contained in this prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, each of which are incorporated by reference herein, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, our financial statements and the related notes and the other documents incorporated by reference herein, which are described under the heading “Information Incorporated by Reference” in this prospectus, before making a decision about whether to exchange your Old Notes for New Notes.
QCR Holdings, Inc.
QCR Holdings, Inc. is a multi-bank holding company headquartered in Moline, Illinois, that was formed in February 1993 under the laws of the state of Delaware. In 2016, the Company elected to operate as a financial holding company under the Bank Holding Company Act of 1956. The Company serves the Quad Cities, Cedar Rapids, Waterloo/Cedar Falls, Des Moines/Ankeny and Springfield communities through the following four wholly-owned banking subsidiaries, which provide full-service commercial and consumer banking and trust and asset management services:
(1)
Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994;

(2)
Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001;

(3)
Community State Bank, which is based in Ankeny, Iowa, and was acquired by QCR in 2016; and

(4)
Guaranty Bank (formerly known as Springfield First Community Bank), which is based in Springfield, Missouri, and was acquired in 2018.

QCR engages in direct financing lease contracts through m2 Equipment Finance, LLC, a wholly-owned subsidiary of Quad City Bank & Trust Company based in Brookfield, Wisconsin. QCR also engages in correspondent banking through more than 187 relationships as of September 30, 2022, with community banking institutions headquartered primarily in Illinois, Iowa, Missouri and Wisconsin.
As of September 30, 2022, QCR had total assets of approximately $7.7 billion, total gross loans of approximately $6.0 billion, total deposits of approximately $5.9 billion and total stockholders’ equity of approximately $737.1 million.
QCR common stock is traded on the Nasdaq Global Market under the ticker symbol “QCRH.” The Company’s principal executive office is located at 3551 7th Street, Moline, Illinois 61265, and the telephone number at that address is (309) 736-3580. The website address is www.qcrh.com. Information on our website does not constitute a part of this prospectus and is not incorporated by reference herein.

Summary of the Exchange Offer
The following provides a summary of certain terms of the exchange offer. Please refer to the section “The Exchange Offer” appearing elsewhere in this prospectus for a more complete description of the exchange offer and the section “Description of the Notes” for a more complete description of the terms of the Old Notes and New Notes.
Old Notes	Up to $45,000,000 in aggregate principal amount of Fixed-to-Floating Rate Subordinated Notes due 2032.
New Notes	Up to $45,000,000 in aggregate principal amount of Fixed-to-Floating Rate Subordinated Notes due 2032, which have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.
Exchange Offer	We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of the exchange offer, promptly following the termination of the exchange offer, we will exchange New Notes for all Old Notes that have been validly tendered and not validly withdrawn prior to the expiration of the exchange offer.
Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on , 2022, unless extended.
Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date.
Conditions to Exchange Offer	This exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer — Conditions.”
Procedures for Tendering Old Notes	For Old Notes that are represented by global book-entry notes, The Depository Trust Company (“DTC”), as depositary, or its nominee is treated as the registered holder of such Old Notes and will be the only entity that can tender such Old Notes for New Notes. In order to participate in the exchange offer, you must follow the procedures established by DTC for tendering such Old Notes held in book-entry form. These procedures, which we call “ATOP” (“Automated Tender Offer Program”) procedures, require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC has received (a) your instructions to exchange your Old Notes, and (b) your agreement to be bound by the terms of the accompanying letter of transmittal.
For Old Notes that are represented by a physical note that is registered in the initial purchaser’s name, each beneficial holder of such Old Note must transmit a properly completed and duly executed letter of transmittal, the physical note, and all other documents required by the letter of transmittal to the exchange agent, at its address listed under “The Exchange Offer — Exchange Agent.”

Please note that by signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us. See “The Exchange Offer — Eligibility; Transferability.”
Material United States Federal Income Tax Considerations	The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.
Registration Rights	Under the terms of the registration rights agreement that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.
Transferability	Based upon existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:
• you are acquiring the New Notes in the ordinary course of your business;

•
you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you;

• you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and
• you are not acting on behalf of any person who could not truthfully make these statements.
Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to our exchange offer.
If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.
See “The Exchange Offer — Eligibility; Transferability” and “Plan of Distribution.”
Consequences of Failing to Exchange Old Notes	Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain subject to the restrictions on transfer described in the Old Notes, and you will not be able to offer or sell the Old Notes except under an exemption from the requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the U.S. federal securities laws. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”
Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer.
Cancellation of Exchanged Old Notes	Old Notes that are surrendered in exchange for New Notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness.
Exchange Agent	Wilmington Trust, National Association is serving as the exchange agent for this exchange offer. See “The Exchange Offer — Exchange Agent” for the address and telephone number of the exchange agent.

Summary of the New Notes
The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued. Please refer to the section “Description of the Notes” for a more complete description of the terms of the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise specified or the context otherwise requires.
Issuer	QCR Holdings, Inc.
Securities Offered	Fixed-to-Floating Rate Subordinated Notes due 2032.
Aggregate Principal Amount	Up to $45,000,000.
Maturity Date	September 1, 2032, unless previously redeemed.
Form and Denomination	The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.
Interest Rate and Interest Rate Payment Dates During Fixed Rate Period	From and including August 18, 2022, to but excluding September 1, 2027 or earlier redemption date, the New Notes will bear interest at a fixed rate equal to 5.500% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2023.
Interest Rate and Interest Rate Payment Dates During Floating Rate Period	From and including September 1, 2027, to but excluding the maturity date or earlier redemption date (the “Floating Rate Period”), the New Notes will bear interest at an annual floating rate, reset quarterly, equal to the Benchmark rate (which is expected to be the then-current Three-Month SOFR), plus a spread of 279 basis points, provided, however, that in the event that the Three-Month Term SOFR is less than zero, Three-Month Term SOFR shall be deemed to be zero (as defined under “Description of the Notes — Principal, Maturity and Interest”). During the Floating Rate Period, interest on the New Notes will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing on December 1, 2027.
For each interest period during the Floating Rate Period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Notes — Principal, Maturity and Interest”). If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related

Benchmark Replacement Date (each as defined under “Description of the Notes — Principal, Maturity and Interest”) have occurred with respect to Three-Month Term SOFR, then the calculation agent shall promptly provide notice of such determination to the holders and the provisions under “Description of the Notes — Effect of Benchmark Transition Event,” which are referred to herein as the benchmark transition provisions, will thereafter apply to all determinations of the interest rate on the New Notes for each interest period during the Floating Rate Period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the New Notes for each interest period during the Floating Rate Period will be an annual rate equal to the sum of the applicable Benchmark Replacement (as defined under “Description of the Notes — Effect of Benchmark Transition Event”), plus 279 basis points.
Day Count Convention	30-day month/360-day year to but excluding September 1, 2027, and thereafter, a 360-day year and the number of days actually elapsed.
Record Dates	Each interest payment will be made to the holders of record who held the New Notes at the close of business on the fifteenth calendar day (whether or not a business day) prior to the applicable interest payment date.
Subordination; Ranking	The New Notes will be our general unsecured, subordinated obligations and:

•
will rank junior in right of payment and upon our liquidation to any of our existing and all future Senior Indebtedness (as defined in “Description of Notes — Subordination”), all as described under “Description of the Notes”;

• will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•
will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the New Notes;

•
will rank senior in right of payment and upon our liquidation to any of our indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the New Notes; and

•
will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries, including without limitation the Banks’ depositors, liabilities to general creditors and liabilities arising in the ordinary course of business or otherwise.

Optional Redemption	We may, at our option, redeem the New Notes (i) in whole or in part, beginning with the interest payment date of September 1, 2027 and on any scheduled interest payment date thereafter and (ii) in whole but not in part, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or a 1940 Act Event (each as described in “Description of the Notes — Redemption”).
Any redemption of the New Notes will be subject to prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), to the extent such approval is then required. Any redemption of the New Notes will be at a redemption price equal to 100% of the principal amount of the New Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.
The New Notes are not subject to repayment at the option of the holders and there is no sinking fund for the New Notes.
No Limitations on Indebtedness	The terms of the New Notes do not limit the amount of additional indebtedness the Company, the Banks or any of our respective subsidiaries may incur or the amount of other obligations ranking senior or equal to the New Notes that we may incur.
Limited Indenture Covenants	The indenture governing the New Notes contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves.
Moreover, neither the indenture nor the New Notes contain any covenants prohibiting us from, or limiting our right to, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, to repurchase our stock or other securities, including any of the New Notes, or to pay dividends or make other distributions to our stockholders.
Listing; No Public Market	The New Notes are a new issue of securities with no established trading market and we do not expect any public market to develop in the future for the New Notes. We do not intend to list the New Notes on any national securities exchange or quotation system.
Risk Factors	See “Risk Factors” beginning on page 8 of this prospectus, as well as in our reports filed with the SEC, and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.
Trustee	Wilmington Trust, National Association.
Governing Law	The New Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS
In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below as well as the other information included or incorporated by reference in this prospectus before deciding whether to participate in the exchange offer. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the factors described under the caption “Risk Factors” in our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022 and the fiscal quarter ended June 30, 2022, each of which are incorporated herein by reference, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of the risks contained in or incorporated by reference into this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired, and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the “Special Note Regarding Forward-Looking Statements” section in this prospectus.
Risks Related to Our Business
For a discussion of certain risks applicable to our business and operations, please refer to the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the section entitled “Risk Factors” in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022 and the fiscal quarter ended June 30, 2022.
Risks Related to the Exchange Offer
If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.
We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. See “The Exchange Offer — Procedures for Tendering Old Notes.”
If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act.
The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.
You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.
We will issue New Notes in exchange for your Old Notes only if you properly tender the Old Notes before expiration of the exchange offer. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf in accordance with the procedures described in this prospectus and the accompanying transmittal letter.
Some holders who exchange their Old Notes may be deemed to be underwriters.
Based on interpretations of the staff of the SEC contained in certain no action letters addressed to other parties, we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, such liability.
Risks Related to the Notes
The notes are unsecured and subordinated to our existing and future Senior Indebtedness.
Although the New Notes will rank on par with the Old Notes, the notes will be unsecured, subordinated obligations of QCR Holdings, Inc. and, consequently, will rank junior in right of payment to all of our secured and unsecured “Senior Indebtedness” now existing or that we incur in the future, as described under “Description of the Notes — Subordination.” As a result, upon any payment or distribution of assets to creditors in the case of liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding, the holders of the Senior Indebtedness will be entitled to have the Senior Indebtedness paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes.
As of September 30, 2022, the Company and its subsidiaries had outstanding indebtedness, total deposits and other liabilities of $7.0 billion, excluding intercompany liabilities, $6.7 billion of which would constitute Senior Indebtedness. These amounts included $6.3 billion in aggregate principal amount of deposit and other liabilities of the Banks, all of which rank structurally senior to the notes. The notes do not limit the amount of additional indebtedness or Senior Indebtedness that we or any of our subsidiaries, including the Banks, may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including Senior Indebtedness, indebtedness ranking equally with the notes and indebtedness ranking effectively senior to the notes, as applicable. Any additional indebtedness and liabilities that we and our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.
As a consequence of the subordination of the notes to our existing and future Senior Indebtedness, an investor in the notes may lose all or some of its investment upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the notes only after all of our Senior Indebtedness had been paid in full. In such an event, any of our other general, unsecured obligations that do not constitute Senior Indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our Senior Indebtedness in full.
The notes are obligations only of QCR Holdings, Inc. and not obligations of the Banks or any of our other subsidiaries and will be effectively subordinated to the existing and future indebtedness, deposits of the Banks, and other liabilities of the Banks and our other subsidiaries.
The notes are obligations solely of QCR Holdings, Inc. and are not obligations of the Banks or any of our other subsidiaries. The Banks and our other subsidiaries are separate and distinct legal entities from QCR Holdings, Inc. The rights of QCR Holdings, Inc. and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of the Banks or any other subsidiary (either as a stockholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of the Banks or such other subsidiary (and the consequent right of the holders of the notes to participate in those assets after repayment of our existing or future Senior Indebtedness), will be subject to the claims of the creditors of the Banks, including depositors of the Banks, or such other subsidiary. Accordingly, the notes are effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and preferred equity of the Banks and our other subsidiaries, to the extent that those liabilities, including deposit liabilities, equal or exceed their respective assets.

As of September 30, 2022, the Banks and our other consolidated subsidiaries had outstanding indebtedness, total deposits and other liabilities of $6.7 billion, excluding intercompany liabilities, all of which would rank structurally senior to the notes. The notes do not limit the amount of indebtedness or other liabilities that the Banks or any of our other subsidiaries may incur, all of which would rank structurally senior to the notes. Any additional indebtedness and liabilities that our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.
The notes include limited covenants and do not restrict our ability to incur additional debt.
The notes do not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, the notes do not contain any covenants prohibiting us or our subsidiaries from, or limiting our or our subsidiaries’ right to, grant liens on assets to secure indebtedness or other obligations, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our stockholders. The notes do not contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.
In addition, the notes do not limit the amount of additional indebtedness the Company, the Banks or any of our other subsidiaries may incur or the amount of other obligations that the Company or the Banks may incur ranking senior or equal to the indebtedness evidenced by the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and may limit our ability to meet our obligations under the notes.
To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.
Our ability to make payments on or to refinance our indebtedness, including our ability to meet our obligations under the notes, and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These will depend on our financial and operating performance, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to obtain new financing or to fund our obligations to our customers and business partners, implement our business plans, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. As a result, we may be unable to meet our obligations under the notes. In the absence of sufficient capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. We may not be able to consummate those dispositions of assets or to obtain the proceeds that they could realize from them and these proceeds may not be adequate to meet any debt service obligations then due, including obligations under the notes. Additionally, the Company’s ability to service its debt is dependent, in part, on the receipt of dividends paid to it by the Banks.
Payments on the notes will depend on receipt of dividends and distributions from our subsidiaries.
We are a separate and distinct legal entity from the Banks and our other subsidiaries. Our principal source of funds to make payments on the notes and our other securities is dividends and other distributions from the Banks. Our ability to receive dividends and other distributions from the Banks as a source of funds is contingent on a number of factors, including the Banks’ ability to meet applicable regulatory capital requirements and the Banks’ profitability and earnings and strength of their balance sheets. Various federal and state statutory provisions limit the amount of dividends banking subsidiaries are permitted to pay to their holding companies without regulatory approval. In addition, the Federal Reserve and the FDIC have issued policy statements providing that insured banks and bank holding companies should generally pay dividends only out of current operating earnings. Federal and state banking regulators may also restrict the payment of dividends by order. Three of the Banks, Quad City Bank & Trust Company, Cedar Rapids Bank & Trust Company and Community State Bank, are chartered under Iowa law. Guaranty Bank is chartered under Missouri law.

Banks and their holding companies also are required to maintain a capital conservation buffer on top of minimum risk-weighted asset ratios of 2.5%. Banking institutions that do not maintain capital in excess of the capital conservation buffer will face constraints on dividends, equity repurchases and executive compensation based on the amount of the shortfall. Accordingly, if the Banks fail to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions to us (at the holding company level) may be prohibited or limited and we may not have funds to make principal and interest payments on the notes.
In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require that the bank cease and desist from such practice. Such authority may be used by the regulatory authority to prevent a bank from paying a dividend if its financial condition is such that the regulator views payment of the dividend to be unsafe or unsound.
Accordingly, we can provide no assurance that we will receive dividends or other distributions from the Banks in an amount sufficient to pay the principal of or interest on the notes. See “Appendix A — Supervision and Regulation” in our Annual Report on Form 10-K for additional information.
The notes are subject to limited rights of acceleration.
Payment of principal of the notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. As a result, you have no right to accelerate the payment of principal of the notes if we fail to pay principal of or interest on the notes or if we fail in the performance of any of our other obligations under the notes.
You should not rely on indicative or historical data concerning SOFR.
The interest rate during the Floating Rate Period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of the Secured Overnight Financing Rate (“SOFR”), when we refer to SOFR-linked Notes, we mean the notes at any time when the interest rate on the notes is or will be determined based on SOFR, including Three-Month Term SOFR.
SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.
FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus or any related prospectus supplement or incorporated by reference herein or therein.
FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.
SOFR may be more volatile than other benchmark or market rates.
Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked Notes may fluctuate more than floating rate securities that are linked to less volatile rates.
Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked Notes and the trading prices for the SOFR-linked Notes.
Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked Notes. If the manner in which SOFR is calculated is changed, that change may result in a change in the amount of interest that accrues on the SOFR-linked Notes, which may adversely affect the trading prices of the SOFR-linked Notes. In addition, the interest rate on the SOFR-linked Notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark rate on the SOFR-linked Notes during the Floating Rate Period for any interest period declines to zero or becomes negative, interest will only accrue on the SOFR-linked Notes at a rate equal to the spread of 279 basis points per annum with respect to that interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked Notes.
SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.
In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar LIBOR. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.
Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked Notes.
SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked Notes.
Any market for the SOFR-linked Notes may be illiquid or unpredictable.
Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked Notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked Notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked Notes, the trading price of the SOFR-linked Notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked Notes at all or may not be able to sell the SOFR-linked Notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked Notes.
The interest rate for the notes during the Floating Rate Period may be determined based on a rate other than Three-Month Term SOFR.
Under the terms of the notes, the interest rate on the notes for each interest period during the Floating Rate Period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. On July 29, 2021, the ARRC formally recommended the use of the CME Group’s forward-looking SOFR term rate.
Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the notes. If, at the commencement of the Floating Rate Period for the notes, the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto (“Relevant Governmental Body”) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the notes during the Floating Rate Period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).
Under the terms of the notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides may be appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the notes in a manner substantially consistent with market practice, which are defined in the terms of the notes as “Three-Month Term SOFR Conventions.” The calculation agent’s determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the notes.
Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.
Under the benchmark transition provisions of the notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the notes during the Floating Rate Period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The terms “Benchmark Replacement Adjustment,” “Compounded SOFR,” and “ISDA Fallback Rate” have the meanings set forth below under “Description of the Notes — Effect of Benchmark Transition Event.”
The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the notes and the trading prices for the notes.
Under the benchmark transition provisions of the notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.
The calculation agent (which may be us or another entity we appoint) will make certain determinations with respect to the notes.
We will act as the initial calculation agent. The calculation agent will make certain determinations with respect to the notes during the Floating Rate Period, including with respect to the determination of the applicable interest rates during this period. Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments. These potentially subjective determinations may adversely affect the payout to you on the notes.
The amount of interest payable on the notes will vary beginning September 1, 2027, and interest after that date may be less than the initial fixed annual rate of 5.500% in effect until September 1, 2027.
During the Fixed Rate Period, the notes will bear interest at an initial rate of 5.500% per annum. Thereafter, the notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR), plus 279 basis points, subject to the provisions under “Description of the Notes — Principal, Maturity and Interest.” The per annum interest rate that is determined at the Reference Time for each interest period will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.
Floating rate notes bear additional risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters that may impact prevailing interest rates, including, without limitation, economic, financial, and political events that are important in determining the existence, magnitude, and longevity of market volatility, and other risks and their impact on the value of, or payments made on, the notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.
The notes may be redeemed at our option under certain circumstances, which limits the ability of holders of the notes to accrue interest over the full stated term of the notes.
We may, at our option, redeem the notes (i) in whole or in part, beginning with the interest payment date of September 1, 2027 and on any interest payment date thereafter and (ii) in whole but not in part, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or a 1940 Act Event (each as described in “Description of the Notes — Redemption”), in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. There can be no assurance that the Federal Reserve will approve any redemption of the notes that we may propose. In addition, the redemption of the notes may be subject to prior approval of the holders of our Senior Indebtedness, and there is no assurance that such holders of our Senior Indebtedness will approve any redemption of the notes. Furthermore, you should not expect us to redeem any notes when they first become redeemable or on any particular date thereafter. The Company may be more likely to redeem the notes on or after September 1, 2027 if the interest rate applicable to the notes is higher than that which would be payable on one or more other forms of borrowing. If the Company redeems the notes prior to their maturity date, holders may not be able to invest in other securities that yield as much interest as the notes. If we redeem the notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.
There may be no active trading market for the notes.
The notes are a new issue of securities with no established trading market. We are not obligated to and do not intend to apply for listing of the notes on any national securities exchange or quotation system. A liquid or active trading market for the notes may not develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Accordingly, we cannot assure you that you will be able to sell any notes or the prices, if any, at which holders may be able to sell their notes.
Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.
In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:
(1)
limiting our ability to satisfy our obligations with respect to the notes;

(2)
increasing our vulnerability to general adverse economic industry conditions;

(3)
limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

(4)
requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

(5)
limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

(6)
putting us at a disadvantage compared to competitors with less indebtedness.

Changes in our credit ratings may adversely affect your investment in the notes.
The credit ratings on the notes are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

Any ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.
An investment in the notes is not an FDIC insured deposit.
The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Your investment will be subject to investment risk and you may experience loss with respect to your investment.

USE OF PROCEEDS
We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Old Notes in like principal amount. We intend to cancel all Old Notes received in exchange for New Notes in the exchange offer.

THE EXCHANGE OFFER
General
In connection with the issuance of the Old Notes on August 18, 2022, we entered into a registration rights agreement with the initial purchasers of the Old Notes, which provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:
(1)
the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

(2)
the New Notes bear different CUSIP numbers from the Old Notes;

(3)
the New Notes generally will not be subject to transfer restrictions;

(4)
the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

(5)
because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the indenture. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture.
The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC applicable to transactions of this type.
We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of this exchange offer, delivery of New Notes will be made by the exchange agent promptly after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the certificates for any unaccepted Old Notes, at our expense, to the tendering holder promptly after the expiration of the exchange offer.
If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, the tendering holder will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “— Fees and Expenses.”
Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding Old Notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors — Risks Related to the Exchange Offer — If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.”

WE ARE NOT MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.
Registration Rights Agreement
The following provides a summary of certain terms of the registration rights agreement. This summary is qualified in its entirety by reference to the complete version of the registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
Under the terms of the registration rights agreement that we entered into with the purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.
Under the terms of the registration rights agreement, we agreed, among other things, to:
(1)
file a registration statement with the SEC under the Securities Act with respect to a registered offer to exchange the Old Notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act; and

(2)
use our commercially reasonable efforts to cause that registration statement to become effective no later than January 15, 2023, which is the date that is 150 days after August 18, 2022.

The registration rights agreement also requires us to commence the exchange offer promptly after the effectiveness of the registration statement and to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the Old Notes.
We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.
We further agreed that under certain circumstances we would either file a shelf registration statement with the SEC or designate an existing effective shelf registration statement of ours that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.
Eligibility; Transferability
We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters provided to other parties. We have not sought our own no-action letter from the staff of the SEC with respect to this particular exchange offer. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:
(1)
you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

(2)
you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

(3)
you are not, nor is any such person, our affiliate as such term is defined under Rule 405 under the Securities Act;

(4)
you are not, or any such person is not, a broker-dealer registered under the Exchange Act, and you are not engaged in or such person is not engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

(5)
you are not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.
In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities; (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; and (iii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.
Any holder of Old Notes (i) who is our affiliate, (ii) who does not acquire the New Notes in the ordinary course of business, (iii) who intends to participate in the exchange offer for the purpose of distributing the New Notes or (iv) who is a broker-dealer who purchased the Old Notes directly from us:
(1)
will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

(2)
will not be able to tender Old Notes in the exchange offer; and

(3)
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.
Expiration of the Exchange Offer; Extensions; Amendments
The exchange offer will expire at 11:59 p.m., New York City time on           , 2022, which we refer to as the “expiration date,” unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.
We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “— Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes.
If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.
If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.
If we terminate or withdraw the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.
Conditions
The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:
(1)
such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

(2)
we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC; or

(3)
any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.
In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.
Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “— Eligibility; Transferability” and “Plan of Distribution.”
Procedures for Tendering Old Notes
In order to participate in the exchange offer, you must validly tender your Old Notes to the exchange agent as described below. It is your responsibility to validly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.
If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in “— Exchange Agent.”

Certain of the Old Notes were issued in book-entry form and are currently represented by global certificates held for the account of DTC. Accordingly, DTC will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to the exchange offer and to obtain New Notes you must:
•
comply with DTC’s ATOP procedures described below; and

•
the exchange agent must receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted “agent’s message” (as defined below), before the expiration date of the exchange offer.

Following receipt, the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. In connection with the transfer, DTC must send an “agent’s message” to the exchange agent on or prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer.
The term “agent’s message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that the agreement may be enforced against such participant.
Each agent’s message must include the following information:
•
name of the beneficial owner tendering such Old Notes;

•
account number of the beneficial owner tendering such Old Notes;

•
principal amount of Old Notes tendered by such beneficial owner; and

•
a confirmation that the beneficial owner of the Old Notes has made the representations for our benefit set forth under “— Representations.”

The delivery of the Old Notes through DTC, and any transmission of an agent’s message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.
The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it.
Certain of the Old Notes were issued in physical form to certain initial purchasers. Accordingly, such holders of Old Notes must physically tender their Old Notes for New Notes. Therefore, to tender Old Notes represented in physical form subject to the exchange offer and to obtain New Notes you must transmit to the exchange agent, at its address listed under “— Exchange Agent”:
•
the physical Old Note;

•
a properly completed and duly executed letter of transmittal; and

•
all other documents required by the letter of transmittal.

The tender by a holder of Old Notes represented in physical form that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. You will be required to deliver the physical note and a letter of transmittal to the exchange agent and will be bound by the letter of transmittal terms.
There is no procedure for guaranteed late delivery of the Old Notes.
We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes in our sole discretion. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders, unless otherwise provided in the accompanying letter of transmittal, promptly following the expiration date of the exchange offer.
Representations
By tendering Old Notes, each holder is deemed to have represented to us that:
•
any New Notes that you receive will be acquired in the ordinary course of business;

•
you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•
you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act); and

•
if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Notes.

Proper Execution and Delivery of Letter of Transmittal
Generally, an eligible institution must guarantee signatures on a letter of transmittal or notice of withdrawal unless:
(1)
you tender your Old Notes as the registered holder and the New Notes issued in exchange for your Old Notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the Old Notes; or

(2)
you tender your Old Notes for the account of an eligible institution.

For the purposes of this prospectus, an “eligible institution” means an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act which is a member of a recognized signature guarantee program (i.e., Securities Transfer Agents Medallion Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program).
If the letter of transmittal is signed by the holder(s) of Old Notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If any of the Old Notes tendered are held by two or more holders, all such holders must sign the letter of transmittal. If any of the Old Notes tendered thereby are registered in different names on different Old Notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.
If Old Notes that are not tendered for exchange under the exchange offer are to be returned to a person other than the holder thereof, certificates for such Old Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.
If the letter of transmittal is signed by a person other than the holder of any Old Notes listed therein, those Old Notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such Old Notes. If the letter of transmittal or any Old Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of Old Notes waive any right to receive any notice of the acceptance for exchange of their Old Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing Old Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, Old Notes not tendered or exchanged will be returned to the tendering holder.
All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered Old Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Old Notes determined by us not to be in proper form or not to be properly tendered or any tendered Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Old Notes, whether or not waived in the case of other Old Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or will incur any liability for failure to give any such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any holder whose Old Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Old Notes. Holders may contact the exchange agent for assistance with these matters.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal for Old Notes represented by global certificates to be effective you must comply with the appropriate procedures of DTC’s ATOP system prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:
•
specify the name of the tendering holder of Old Notes;

•
the principal amount of the Old Notes delivered for exchange;

•
specify the name and number of the account at DTC to be credited with the withdrawn Old Notes; and

•
a statement that such holder is withdrawing its election to have such Old Notes exchanged.

For a withdrawal to be effective Old Notes represented by physical certificates you must comply with the appropriate procedures prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:
•
specify the name of the tendering holder of Old Notes;

•
the principal amount of the Old Notes delivered for exchange; and

•
a statement that such holder is withdrawing its election to have such Old Notes exchanged.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Old Notes so withdrawn will be considered not to have been validly tendered for purposes of the applicable exchange offer, and no New Notes will be issued in exchange for such Old Notes unless the Old Notes withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder, without expense to such holder, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering Old Notes” at any time prior to the expiration date of the exchange offer.
Exchange Agent
Wilmington Trust, National Association has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:
By Mail or Hand Delivery:	Wilmington Trust, National Association Rodney Square North 1100 North Market Street Wilmington, Delaware 19890 Attention: Workflow Management — 5th Floor
Facsimile:	(302) 636-4139
Email:	DTC@wilmingtontrust.com
We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.
Fees and Expenses
We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.
Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:
(1)
New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

(2)
tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

(3)
a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.
Accounting Treatment
We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.
Consequences of Failure to Exchange
Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.
Accordingly, they may not be offered, sold, pledged or otherwise transferred except:
(1)
to us or to any of our subsidiaries;

(2)
under a registration statement which has been declared effective under the Securities Act;

(3)
for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule 144A; or

(4)
under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.
Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer of Old Notes; however, Old Notes not tendered will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture.
Additional Information Regarding the Registration Rights Agreement
As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, use our commercially reasonable efforts to cause the registration statement to become effective, and satisfy certain other obligations, within certain time periods.
In the event that:
(1)
the registration statement is not filed with the SEC on or prior November 16, 2022, which is the 90th day after August 18, 2022;

(2)
the registration statement has not been declared effective by the SEC on or prior to January 15, 2023, which is the 150th day after August 18, 2022; or

(3)
the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement;

the interest rate on the Old Notes will be increased by a rate of 0.25% per annum immediately following such registration default and will increase by 0.25% per annum immediately following each 90-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be immediately reduced to the original interest rate borne by the Old Notes.
Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes.

DESCRIPTION OF THE NOTES
On August 18, 2022, we issued $45 million in aggregate principal amount of our Fixed-to-Floating Rate Subordinated Notes due 2032, which we have referred to in this prospectus as the Old Notes. The Old Notes were issued in a private placement transaction to certain institutional accredited investors and qualified institutional buyers, and as such, were not registered under the Securities Act. The Old Notes were issued under an indenture dated February 12, 2019, between QCR Holdings, Inc., as issuer, and Wilmington Trust, National Association, as trustee, as supplemented by a second supplemental indenture, dated August 18, 2022, together which we have referred to in this prospectus as the “indenture.” The term “notes” refers collectively to the Old Notes and the New Notes.
The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:
(1)
the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

(2)
the New Notes bear different CUSIP numbers from the Old Notes;

(3)
the New Notes generally will not be subject to transfer restrictions;

(4)
the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

(5)
because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.
The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.
The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete version of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and to the form of New Notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of New Notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.
General
The exchange offer for the New Notes will be for up to $45 million in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.
Principal, Maturity and Interest
The New Notes have materially identical interest terms as the Old Notes except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including August 18, 2022. The notes will mature and become payable, unless earlier redeemed, on September 1, 2032.

From and including August 18, 2022, or from the most recent date to which interest has been paid or duly provided for, to but excluding September 1, 2027 or earlier redemption date, the New Notes will bear interest at a fixed rate equal to 5.500% per year, payable semi-annually in arrears on March 1 and September 1 of each year (each a “Fixed Period Interest Payment Date”), beginning on March 1, 2023, and interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
From and including September 1, 2027, to but excluding the maturity date or earlier redemption date (the “Floating Rate Period”), the New Notes will bear interest at an annual floating rate, reset quarterly, equal to the Benchmark rate (which is expected to be Three-Month Term SOFR), plus a spread of 279 basis points, provided however, that in the event the Three-Month Term SOFR is less than zero, Three-Month Term SOFR shall be deemed to be zero. A “Floating Rate Interest Period” means the period from, and including, each Floating Interest Payment Date (as defined below) to, but excluding, the next succeeding Floating Interest Payment Date, except for the initial Floating Rate Interest Period, which will be the period from, and including, September 1, 2027 to, but excluding, the next succeeding Floating Interest Payment Date.
During the Floating Rate Period, interest on the New Notes will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each a “Floating Interest Payment Date” and, together with any Fixed Interest Payment Date, an “Interest Payment Date”), commencing on December 1, 2027, and interest will be computed on the basis of the actual number of days in a Floating Rate Interest Period and a 360-day year.
For the purpose of calculating the interest on the New Notes for each interest period during the Floating Rate Period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. See “— Calculation Agent.” All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. We will act as the initial calculation agent.
The following definitions apply to the following discussion of Three-Month Term SOFR:
“Benchmark” means, initially, Three-Month Term SOFR; provided that if the calculation agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus or any related prospectus supplement or incorporated by reference herein or therein.
“Reference Time” with respect to any determination of a Benchmark means: (i) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.
“SOFR” means the daily secured overnight financing rate published by the FRBNY, as the administrator of the benchmark (or a successor administrator), on the FRBNY’s Website.
“Term SOFR” means the forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating Rate Interest Period,” timing and frequency of determining Three-Month Term SOFR with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).
The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Transition Event” and “Corresponding Tenor” have the meanings set forth below under the heading “— Effect of Benchmark Transition Event.”
Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the provisions set forth below under the heading “— Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the New Notes for each interest period during the Floating Rate Period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the New Notes for each interest period during the Floating Rate Period will be an annual rate equal to the sum of the applicable Benchmark Replacement plus 279 basis points.
Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for the New Notes will be binding and conclusive on you, the trustee and us. The calculation agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the calculation agent’s principal offices, will be made available to any holder of the New Notes upon request and will be provided to the trustee.
Any payment of principal of or interest on the New Notes that would otherwise become due and payable on a day which is not a business day will become due and payable on the next succeeding business day, with the same force and effect as if made on the date for payment of such principal or interest (unless, with respect to a Floating Interest Payment Date, such day falls in the next calendar month, in which case the Floating Interest Payment Date will instead be the immediately preceding day that is a business day, and interest will accrue to the Floating Interest Payment Date as so adjusted), and no interest will accrue in respect of such payment for the period after such day.
If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the New Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period will be modified in accordance with the benchmark transition provisions.
We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date. Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890; except that payment of interest may be made at our option by check mailed or to the person entitled thereto as shown on the security register.

The term “business day” means any day other than a Saturday, Sunday that is neither a federal holiday nor a day on which banking institutions or trust companies are authorized or required by law, regulation or executive order to be closed.
Subordination
Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our Senior Indebtedness. The term “Senior Indebtedness” means (a) any of the Company’s indebtedness (including the principal of and premium, if any, and unpaid interest on such indebtedness) for borrowed or purchased money including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by bonds, debentures, notes or other written instruments, including any obligations of the Company to general creditors, depositors or trade creditors; (b) the Company’s obligations under letters of credit, bank guarantees or bankers’ acceptances; (c) any of the Company’s indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; (d) any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), or other similar contingent obligations in respect of obligations of others of a type described in clauses (a), (b), and (c), whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; (e) all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet; (f) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor; (g) all direct or indirect guarantees or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in clauses (a) through (f) above; and (h) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (g) above, other than obligations ranking on a parity with the notes or ranking junior to the notes. Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used herein the definition of Senior Indebtedness will have the meaning as described in that rule or interpretation.
The term “Senior Indebtedness” does not include (a) any indebtedness of the Company which when incurred, and without respect to any election under Section 1111(b) of the U.S. Bankruptcy Code, was without recourse to the Company, (b) any indebtedness of the Company to any of its subsidiaries, (c) indebtedness to any employee of the Company, (d) any liability for taxes, (e) any indebtedness of the Company which is expressly subordinate in right of payment to any other indebtedness of the Company, and (f) renewals, extensions, modifications and refundings of any such indebtedness.
Upon any insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding or any assignment for the benefit of creditors or any other marshalling of our assets or liabilities, the payment of the principal of and interest on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of Senior Indebtedness of all Senior Indebtedness. In the event of any acceleration of the notes because of an insolvency event of default specified below in clauses (5) or (6) under “— Events of Default; Rights of Acceleration,” the holders of any Senior Indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all Senior Indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an event of default.

We may not make any payment on the notes, including any redemption of the notes, if:
(1)
any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto occurs, and is continuing,

(2)
a default on Senior Indebtedness occurs and is continuing that permits holders of such Senior Indebtedness (or a trustee on their behalf) to accelerate its maturity, or

(3)
a default under any Senior Indebtedness is the subject of judicial proceedings or the Trustee or paying agent receives a notice of the default from a person who may give it pursuant to the indenture.

We may resume payments on the notes and may acquire them when:
(1)
the default is cured or waived, or,

(2)
otherwise permitted by the indenture.

In the event of our bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.
Subject to the terms of the indenture, if the trustee or any holder of any of the notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the notes before all Senior Indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the notes, then such payment or distribution will be held in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Indebtedness of all unpaid Senior Indebtedness.
We are obligated to pay compensation to the trustee as shall be agreed in writing between us and the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.
Neither the notes nor the indenture contains any limitation on the amount of Senior Indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the notes that we, the Banks or any of our other subsidiaries may incur or any preferred equity that we, the Banks or our other subsidiaries may issue. Indebtedness and other liabilities and any preferred equity of the Banks or our other subsidiaries do not fall within the definition of Senior Indebtedness, but the notes will be effectively subordinated to all of the existing and future indebtedness and other liabilities, including deposit liabilities, of our subsidiaries, including the Banks, and to preferred equity holders of any such subsidiary. As of September 30, 2022, the Banks and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $6.7 billion, excluding intercompany liabilities, all of which ranks structurally senior to the notes. As of September 30, 2022, the Company, at the holding company level, had approximately $21.3 million of Senior Indebtedness ranking senior to the notes, $190.0 million of subordinated notes ranking equal to the notes and $48.6 million of junior subordinated debentures ranking junior to the notes.
Redemption
We may, at our option, beginning with the interest payment date of September 1, 2027 and on any interest payment date thereafter, redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve, to the extent that such approval is required. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state it is a partial redemption and the portion of the principal amount thereof to be redeemed. A replacement note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. The notes are not subject to redemption or prepayment at the option of the holders of the notes.
(1)
a “Tier 2 Capital Event,” which is defined to mean the receipt by the Company of an opinion of independent tax counsel to the effect that, as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Company’s federal income tax returns or positions or a similar audit of any of the Company’s subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, in each case, occurring or becoming publicly known on or after the original issue date of the notes, there is more than an insubstantial risk that interest payable by the Company on the notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes;

(2)
a “Tax Event,” which is defined to mean the receipt by the Company of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective amendment or change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the original issue date of the notes, the notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company; or

(3)
a “1940 Act Event,” which is defined to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Our election to redeem any notes upon the occurrence of any of the enumerated events above will be provided to the trustee in the form of an officer’s certificate at least 60 days prior to the redemption date, or such shorter notice as may be acceptable to the trustee and, in the event of a partial redemption, such officers’ certificate will specify the amount of notes to be redeemed. In case of any such election, notice of redemption must be provided to the holders of the notes not less than 30 days nor more than 60 days prior to the redemption date. Any such redemption may be subject to the satisfaction of conditions precedent as may be set forth in the applicable notice of redemption. If any such conditions precedent have not been satisfied, the Company shall provide written notice to the trustee and each holder of the notes prior to the close of business of the business day prior to the redemption date in the same manner in which the notice of redemption was given. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed as provided in such notice. In no event shall the Trustee be responsible to satisfy any such condition precedent, including making a deposit of money required to effectuate the redemption.
If the notes are represented by global notes held by DTC and such redemption is processed through DTC, such redemption will be made on a “Pro Rata Pass Through Distribution of Principal” basis in accordance with the procedures of DTC.
Repurchases
We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.

No Sinking Fund; Non-Convertible
The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. The notes are not convertible into, or exchangeable for, any of our equity securities.
Form, Denomination, Transfer, Exchange and Book-Entry Procedures
The notes will be issued only in fully registered form, without interest coupons, and in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.
Unless otherwise required for institutional accredited investors, the notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. If New Notes are issued to institutional accredited investors in certificated form, the New Notes will be transferable only on the records of the trustee and may not be exchanged for a beneficial interest in the global note unless the exchange occurs in connection with a transfer where the transferor and transferee provide evidence satisfactory to the trustee and DTC that the transferee is eligible to hold a beneficial interest in the global note.
The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:
(1)
DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

(2)
an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $100,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.
DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:
(1)
you cannot get notes registered in your name if they are represented by the global note;

(2)
you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

(3)
you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

(4)
all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.
Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.
Cash payments of interest on and principal of the global note will be made to Cede, the nominee for DTC, as the registered owner of the global note. These payments will be made by wire transfer of immediately available funds on each payment date.
You may exchange or transfer the notes at the corporate trust office of the trustee for the notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.
We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”
We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.
Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.
DTC has advised that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.
DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Indenture Covenants
The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including the Banks. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our stockholders. In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.
Events of Default; Right of Acceleration
The following are events of default under the indenture:
(1)
default in the payment of any interest on the notes when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)
default in the payment of the principal of or premium, if any, on the notes as and when the same shall become due, either at its maturity, upon redemption, by declaration or otherwise;

(3)
default in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and continuance of such default for a period of 30 days;

(4)
default in the performance, or breach, of any covenant or warranty of the Company in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of series of securities other than such series), and continuance of such default or breach for a period of 60 days after there has been given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

(5)
the entry of an order for relief against the Company under the U.S. Bankruptcy Code by a court having jurisdiction in the premises or a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent under any other applicable federal or state law, or the entry of a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the U.S. Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(6)
the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the U.S. Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes unless there is an event of default under clause (5) or (6) above (an “insolvency event of default”), and in the case of clauses (5) and (6) the acceleration is automatic. Nevertheless, during the continuation of any other event of default under the notes, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes to regularly scheduled payments under the notes, as well as the performance of any covenant or agreement in the indenture. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “— Subordination.” In the case of an insolvency event of default, the principal of and accrued and unpaid interest, if any, on the notes will become and be immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above under “— Subordination.”
Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. Notwithstanding the foregoing, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of outstanding notes, unless the trustee receives security and indemnity satisfactory to it against any costs, liabilities or expenses which might be incurred by it in compliance with such request, order or direction.
Amendment, Supplement and Waiver
We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding notes. We may not make any modification or amendment without the consent of the holder of each Note affected thereby that amendment will:
(1)
change the scheduled maturity date or the stated payment date of any payment of premium or interest payable on the notes, or reduce the principal amount thereof, or any amount of interest or premium payable thereon;

(2)
change the method of computing the amount of principal of the notes or any interest payable thereon on any date, or change any place of payment where, or the coin or currency in which, the notes or any payment of premium or interest thereon is payable;

(3)
impair the right to institute suit for the enforcement of any payment described in clauses (1) or (2) on or after the same shall become due and payable, whether at maturity or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be;

(4)
change or waive the redemption or repayment provisions of the notes;

(5)
reduce the percentage in principal amount of the outstanding securities of the notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults hereunder and their consequences provided for in the indenture;

(6)
subject to certain exceptions, modify any of the provisions of certain sections of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby;

(7)
adversely affect the ranking or priority of the notes;

(8)
release any guarantor or co-obligor from any of its obligations under its guarantee of the securities or the indenture, except in compliance with the terms of the indenture; or

(9)
waive any event of default or event which, after notice of lapse of time, or both, would become an event of default, in respect of the payment of the principal of or interest on the notes.

Except for certain specified provisions, the holders of at least a majority in principal amount of the notes may on behalf of the holders of all notes waive our compliance with provisions of the indenture or the notes. The holders of a majority in principal amount of the notes may on behalf of the holders of all the notes waive any past default under the indenture with respect to the notes and its consequences, except a default in the payment of the principal of or any interest on any note or in the payment of any sinking or purchase fund or analogous obligation with respect to the notes, or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of the note affected.
In addition, we and the trustee may modify and amend the indenture without the consent of any holders of the notes:
(1)
to evidence the succession of another corporation to the Company, or successive successions, and the assumption by any such successor of the covenants, agreements and obligations of the Company in the indenture and in the securities;

(2)
to add to the covenants of the Company such further covenants, restrictions or conditions for the protection of the holders of the notes as the Company and the trustee shall consider to be for the protection of the holders of the notes or to surrender any right or power herein conferred upon the Company;

(3)
to cure any ambiguity, to correct or supplement any provision in the indenture which may be inconsistent with any other provision in the indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the indenture that do not adversely affect the interests of the holders of securities of the notes in any material respect as determined by us and evidenced by an officer’s certificate delivered to the trustee;

(4)
to add to the indenture such provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act as in effect at the date as of which the indenture is executed or any corresponding provision in any similar federal statute hereafter enacted;

(5)
to add guarantors or co-obligors with respect to the notes;

(6)
to secure the notes;

(7)
to add to the rights of the holders of the notes;

(8)
to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the indenture with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(9)
to add any additional events of default in respect of the notes;

(10)
to comply with the requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(11)
to make any change in the notes that does not adversely affect in any material respect the interests of the holders of such securities as determined by us and evidenced by an officer’s certificate delivered to the trustee; or

(12)
to delete, modify or add provisions of the indenture, provided that such deletion, modification or addition does not apply to any outstanding notes issued prior to such deletion, modification or addition.

Satisfaction and Discharge of the Indenture; Defeasance
Satisfaction and Discharge of Indenture.   If at any time,
•
we have paid the principal of and interest on all the notes, except for notes which have been destroyed, lost or stolen and which have been replaced or paid in accordance with the indenture, as and when the same has become due and payable;

•
we have delivered to the trustee for cancellation all notes theretofore authenticated, except for notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture; or

•
all the notes not theretofore delivered to the trustee for cancellation have become due and payable, or are by their terms are to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee, in trust, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums due on the notes, on the dates the payments are due or become due under the indenture and the terms of the notes;

then the indenture shall cease to be of further effect with respect to the notes, except for (a) rights of registration of transfer and exchange, and our right of optional redemption, (b) substitution of mutilated, defaced, destroyed, lost or stolen notes, (c) rights of holders to receive payments of principal thereof and interest thereon upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any, (d) the rights, obligations and immunities of the trustee under the indenture, and (e) the rights of the holders of notes as beneficiaries thereof with respect to the property so deposited with the trustee payable to all or any of them.
Defeasance.   So long as no event of default has occurred and is continuing, we may elect to discharge certain of our obligations under the indenture with respect to the notes on the terms and subject to the conditions precedent contained in the indenture (referred to in this section as a “Defeasance”) by:
•
irrevocably depositing with the trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes, money or U.S. government obligations (generally, securities that are obligations of or guaranteed by the United States of America), or a combination of money and U.S. government obligations, in each case sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of and interest on the notes on the date on which the principal becomes due and payable in accordance with the terms of the notes or the indenture, whether at the stated maturity date, or by declaration of acceleration, call for redemption, or otherwise; and

•
satisfying certain other conditions precedent specified in the indenture, including, among other things, the delivery of an opinion of counsel that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Defeasance and will be subject to U.S. federal income tax in the same amounts, in the same manner, and at the same times as would have been the case if the Defeasance had not occurred.

A Defeasance will not relieve us of our obligation to pay when due the principal of and interest on the notes if the notes are not paid from the money or U.S. government obligations held in trust by the trustee for payment thereof. In connection with defeasance, any irrevocable trust agreement contemplated by the indenture must include, among other things, provision for (a) payment of the principal of and interest on the notes, if any, appertaining thereto when due (by redemption, sinking fund payments or otherwise), (b) the payment of the expenses of the trustee incurred or to be incurred in connection with carrying out such trust provisions, (c) rights of registration, transfer, substitution and exchange of the notes in accordance with the terms stated in the indenture, and (d) continuation of the rights, obligations and immunities of the trustee as against the holders of the notes as stated in the indenture.
Effect of Benchmark Transition Event
Benchmark Replacement.   If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes.   In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.
Certain Defined Terms.   As used herein:
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if: (i) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:
(i)
Compounded SOFR;

(ii)
the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(iii)
the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(iv)
the sum of: (a) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (i), (ii), (iii) or (iv) above would be less than zero, the Benchmark Replacement will be deemed to be zero.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:
(i)
the spread adjustment to the then-existing period, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(ii)
if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(iii)
the spread adjustment to the then-existing period (which may be a positive or negative value or zero) that has been selected by the calculation agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Rate Period,” timing and frequency of determining rates with respect to each Floating Rate Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(i)
in the case of clause (i) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(ii)
in the case of clause (ii) or (iii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(iii)
in the case of clause (iv) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for purposes of such determination. Further, for the avoidance of doubt, for purposes of this definition, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(i)
if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(ii)
a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(iii)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(iv)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative. For the avoidance of doubt, for purposes of this definition, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, for purposes of this definition, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:
(i)
the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(ii)
if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.
“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
The terms “FRBNY’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth above under the heading “— Principal, Maturity and Interest.”
Determinations and Decisions
The calculation agent is expressly authorized to make certain determinations, decisions and elections under the terms of the notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under the benchmark transition provisions. Any determination, decision or election that may be made by the calculation agent under the terms of the notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
•
will be conclusive and binding on the holders of the notes and the trustee absent manifest error;

•
if made by us as calculation agent, will be made in our sole discretion;

•
if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

•
notwithstanding anything to the contrary in the indenture, shall become effective without consent from the holders of the notes, the trustee or any other party.

Calculation Agent
We will appoint a calculation agent for the notes prior to the commencement of the Floating Rate Period and will keep a record of such appointment at our principal offices, which will be available to any holder of the notes upon request. In addition, we or an affiliate of ours may assume the duties of the calculation agent. We will act as the initial calculation agent.
Regarding the Trustee
Wilmington Trust, National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.
The trustee is permitted to engage in certain other transactions. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the notes, or upon the occurrence of a default under another indenture under which Wilmington Trust, National Association serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.
Governing Law
The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a general summary of the material U.S. federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and administrative and judicial interpretations, all as currently in effect as of the date of this prospectus. These authorities are subject to change, possibly on a retroactive basis, which may result in tax consequences different from those discussed below . We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal income tax consequences described herein.
The tax treatment of a holder of notes may vary depending on the holder’s particular situation. This discussion is limited to the U.S. federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering and at the initial offering price for cash and who held the Old Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any non-income tax (such as estate and gift tax) consequences of the exchange of Old Notes for New Notes or any consequences under the unearned income Medicare contribution tax or any considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).
This discussion does not address all U.S. federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules under U.S. federal income tax laws, including, but not limited to, banks, insurance companies, or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, brokers, dealers or traders in securities, commodities or currencies, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, United States holders whose functional currency is not the United States dollar, persons that will hold the New Notes as a position in a hedging transaction, straddle, conversion transaction or other integrated transactions or risk reduction transaction, persons deemed to sell the New Notes under the constructive sale provisions of the Code, persons that will hold the New Notes in an individual retirement account, 401(k) plan or similar tax-favored account, an accrual method taxpayer who is required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account for financial accounting purposes, a person that purchases or sells notes as part of a wash sale for tax purposes, or entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities.
If a partnership (or other entity classified as a partnership for United States federal income tax purposes) holds Old Notes, the tax treatment of a person treated as a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the Old Notes should consult their tax advisors regarding the tax considerations to them of exchanging Old Notes for New Notes.
The exchange of Old Notes for New Notes in the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, (1) holders of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, (2) a holder’s initial tax basis in the New Notes received in the exchange offer should be the same as such holder’s adjusted tax basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and (3) a holder’s holding period in the New Notes should include such holder’s holding period in the Old Notes surrendered in exchange therefor.
THIS DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS OF OLD NOTES

CONSIDERING THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus.
We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that receives New Notes in exchange for Old Notes acquired for its own account as a result of market-making activities or other trading activities, and resells such New Notes, and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.
LEGAL MATTERS
The validity of the New Notes will be passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP.
EXPERTS
The consolidated financial statements of QCR Holdings, Inc. and subsidiaries as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021 and the effectiveness of internal control over financial reporting as of December 31, 2021 incorporated in this Form S-4 by reference from the QCR Holdings, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2021 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated in this Form S-4 in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers.

Delaware Law.   Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions or (d) for any transactions from which the director derived an improper personal benefit.
Certificate of Incorporation and Bylaws.   Article IX of our Certificate of Incorporation and Section 7.2 of our Bylaws provide that we shall, to the full extent permitted by law, indemnify those persons whom we may indemnify pursuant thereto, and contain provisions substantially similar to Section 145 of the DGCL.
Liability Insurance.   We have obtained directors’ and officers’ liability insurance. The primary policy provides for $10 million in coverage including prior acts dating to the Company’s inception and liabilities under the Securities Act.
Item 21.
Exhibits.

The following exhibits are filed herewith or are incorporated herein by reference to other filings of the Registrant.
Exhibit Number	Description
3.1	Certificate of Incorporation of QCR Holdings, Inc., as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q/A Amendment No. 1 for the period ended September 30, 2011).
3.2	Bylaws of QCR Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on August 19, 2022).

Exhibit Number	Description
4.1	Indenture, dated February 12, 2019, by and between QCR Holdings, Inc. and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on February 12, 2019).
4.2	Second Supplemental Indenture, dated August 18, 2022, by and between QCR Holdings, Inc. and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed on August 18, 2022).
4.3	Forms of Fixed-to-Floating Rate Subordinated Note due 2032 (included as Exhibit A and Exhibit B to the Second Supplemental Indenture filed as Exhibit 4.2 hereto).
4.4	Form of Registration Rights Agreement, dated August 18, 2022, by and among QCR Holdings, Inc. and the Purchasers signatory thereto (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on August 18, 2022).
5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP (filed herewith).
23.1	Consent of RSM US LLP (filed herewith).
23.2	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included in Part II as a part of the signature page of this Registration Statement).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust, National Association (filed herewith).
99.1	Form of Letter of Transmittal (filed herewith).
107	Filing Fee Table (filed herewith).

Item 22.
Undertakings.

The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moline, State of Illinois, on October 28, 2022.
QCR HOLDINGS, INC.
By:
/s/ Todd A. Gipple

Name: Todd A. Gipple
Title: President, Chief Operating Officer and
       Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that by so signing, each of the undersigned, in his or her capacity as a director or officer, or both, as the case may be, of QCR Holdings, Inc., does hereby appoint Larry J. Helling and Todd A. Gipple, and each of them severally, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her name, place and stead, in his or her capacity as a director or officer, or both, as the case may be, of QCR Holdings, Inc., this Registration Statement and any and all amendments to this Registration Statement, post-effective amendments and supplements thereto, and to sign any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys-in-fact and agents shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys-in-fact and each of them and their substitutes lawfully done or caused to be done by virtue of this power of attorney.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Name	Title	Date
/s/ Marie Z. Ziegler Marie Z. Ziegler	Chair of the Board of Directors	October 28, 2022
/s/ Larry J. Helling Larry J. Helling	Chief Executive Officer and Director (Principal Executive Officer)	October 28, 2022
/s/ Nick W. Anderson Nick W. Anderson	Chief Accounting Officer (Principal Accounting Officer)	October 28, 2022
/s/ John Paul E. Besong John Paul E. Besong	Director	October 28, 2022
/s/ Todd A. Gipple Todd A. Gipple	President, Chief Operating Officer, Chief Financial Officer and Director (Principal Financial Officer)	October 28, 2022
/s/ Mary K. Bates Mary K. Bates	Director	October 28, 2022

Name	Title	Date
/s/ Mark C. Kilmer Mark C. Kilmer	Director	October 28, 2022
/s/ James M. Field James M. Field	Director	October 28, 2022
/s/ Brent R. Cobb Brent R. Cobb	Director	October 28, 2022
/s/ Elizabeth S. Jacobs Elizabeth S. Jacobs	Director	October 28, 2022
/s/ Donna J. Sorensen Donna J. Sorensen	Director	October 28, 2022
/s/ John F. Griesemer John F. Griesemer	Director	October 28, 2022